Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 5, 2023 between LEGEND BIOTECH CORPORATION, a Cayman Islands exempted company (the “Company”), _________, solely in its individual capacity or solely in its capacity as investment adviser, as set forth herein (“________”), and each of the purchasers identified on Schedule A attached hereto (including such purchasers successors and assigns, each a “Purchaser” and, collectively, the “Purchasers”). The terms “party” and “parties” shall refer to each of the Company, _________ and each Purchaser, as the context requires.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

1. SALE AND PURCHASE.

1.1 Sale and Purchase of ADSs. Subject to the terms and conditions set forth herein, the Company hereby agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase, that number of American Depositary Shares of the Company (“ADSs”), each representing two (2) ordinary shares, par value US$0.0001 per share, of the Company (“Ordinary Shares”), at a purchase price of US$64.00 per ADS. The number of ADSs to be purchased by each Purchaser and the corresponding purchase price owed by such Purchaser (the “Purchase Price” and, with the Purchase Price owed by all Purchasers collectively, the “Aggregate Purchase Price”) are as specified on the Schedule of Purchasers attached hereto as Schedule A.

1.2 Closing. The consummation of the sale and purchase of the ADSs hereunder (the “Closing”, and the date of the Closing, the “Closing Date”) shall take place on Wednesday, May 10, 2023 and be held remotely via electronic exchange of documents, or at such other location and date as may be agreed upon in writing by the Company and the Purchasers. The Closing shall take place on the terms and subject to the satisfaction or, to the extent permissible, waiver by the party entitled to the benefit of the conditions set forth in Section 1.4 (other than conditions that by their nature are to be satisfied at that Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions).

1.3 Payment for and Issuance of ADSs. On the Closing Date, (i) the Company shall issue and instruct JPMorgan Chase Bank, N.A., depositary for the Company’s ADS facility (the “Depositary”), to credit the number of ADSs to each Purchaser as specified on the Schedule of Purchasers attached hereto as Schedule A, (ii) each Purchaser (through _________acting as its investment adviser) shall initiate wire transfer of immediately available funds in U.S. dollars to the bank account designated by the Company on behalf of each Purchaser, and (iii) each Purchaser shall deliver its Purchase Price. Within one (1) business day of the Closing Date, for each Purchaser that has satisfied clause (iii) of the preceding sentence of this Section 1.3, the Company shall instruct the Depositary to deliver to such Purchaser (through _________acting as its investment adviser) electronic copies of the DRS statement for such Purchaser reflecting the issuance of the ADSs to such Purchaser; provided that, to the extent any Purchaser has not satisfied clause (iii) of the preceding sentence of this Section 1.3 as of the Closing Date, the Company shall instruct the Depositary to deliver to such Purchaser (through _________acting as its investment adviser) electronic copies of the DRS statement for such Purchaser reflecting the issuance of the ADSs to such Purchaser within one (1) business day of such Purchaser’s satisfaction of clause (iii) of the preceding sentence of this Section 1.3. Upon receipt of such DRS statement, each Purchaser shall direct the broker-dealer or custodian bank at which the account or accounts to be credited with the ADSs are maintained to set up a DRS instruction instructing the Depositary to credit such account or accounts with the ADSs. Each of the Company, _________and each Purchaser shall use commercially reasonable efforts to provide the Depositary with all reasonably requested documentation, assistance, and support in connection with Closing. The Company shall designate the bank account to be credited with the Purchase Price in writing to the Purchasers at least two (2) business days prior to the Closing Date. All wire transfer fees shall be borne by the Purchaser, such that each wire transfer received by the Company is for the full and complete satisfaction of the respective Purchase Price identified on Schedule A hereto. The ADSs shall not bear any restrictive or other legends (electronic or otherwise).

1.4 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the satisfaction or waiver of the following conditions:

(i) the accuracy of the representations and warranties of each Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date) in all material respects on the Closing Date;

(ii) all obligations, covenants and agreements of each Purchaser required to be performed on or prior to the Closing Date shall have been performed;

(iii) the delivery by each Purchaser of this Agreement duly executed by the Purchaser; and

(iv) the receipt by the Company of the Aggregate Purchase Price.

(b) The obligations of each Purchaser hereunder in connection with the Closing are subject to the satisfaction or waiver (solely as to such Purchaser) of the following conditions:

(i) the accuracy of the representations and warranties of the Company contained herein (unless as of a specific date therein) in all material respects when made and on the Closing Date;

(ii) all obligations, covenants and agreements of the Company required to be performed on or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of this Agreement duly executed by the Company;

(iv) a copy of the irrevocable instructions to the Depositary dated the Closing Date instructing the Depositary to deliver to each Purchaser via DRS to the broker-dealer account or accounts specified on Schedule A the number of ADSs as set forth on Schedule A;

(v) the ADSs shall not have been suspended by the SEC (as defined below) or the Nasdaq Global Select Market (“Nasdaq”) or from trading on Nasdaq, and no such suspension by the SEC or Nasdaq has been threatened, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum maintenance requirements of Nasdaq;

(vi) the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, required as a precondition for the sale of the ADSs;

(vii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement;

(viii) since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect (as defined below);

(ix) (A) the Shelf Registration Statement (as defined below) shall remain effective at all times up to and including the Closing Date and the issuance of the ADSs to the Purchasers may be made thereunder; (B) neither the Company nor any of the Purchasers shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Shelf Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Shelf Registration Statement either, temporarily or permanently, or intends or has threatened to do so; and (C) no other suspension of the use or withdrawal of the effectiveness of the Shelf Registration Statement or Prospectus (as defined below) shall exist; and

(x) the Company shall have delivered to Purchasers the Prospectus and Prospectus Supplement (as defined below), which may be delivered in accordance with Rule 172 under the 1933 Act.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the base prospectus that forms a part of the Shelf Registration Statement (as defined below) (the “Prospectus”) or the supplement to the Prospectus in relation to the sale and purchase of the ADSs hereunder complying with Rule 424(b) of the Securities Act (the “Prospectus Supplement”), including the Exchange Act (as defined below) filings incorporated by reference therein, the Company hereby makes the following representations and warranties to each Purchaser that as of the Closing Date:

(a) Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each subsidiary of the Company is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization. Each of the Company and its subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified or licensed to do business in all material respects in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder (the “Transaction Documents”) and to perform its obligations thereunder. The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the ADSs, have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document to which the Company is a party has been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by each Purchaser and the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c) Issuance of the ADSs; Registration. The ADSs are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. Upon issuance in accordance with the terms of this Agreement, the ADSs will be freely tradable on Nasdaq without restriction. The Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-3ASR (File No. 333-257609) (the “Shelf Registration Statement”) in conformity with the requirements of the Securities Act which registers the sale of the Ordinary Shares represented by the ADSs, which was deemed automatically effective upon its filing on July 1, 2021, including the Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Company and the Depositary have prepared and filed with the SEC a registration statement relating to ADSs on Form F-6 (File No. 333-238581) for registration under the

Securities Act (the “ADS Registration Statement”). The Shelf Registration Statement and ADS Registration Statement are effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Shelf Registration Statement or suspending or preventing the use of the Prospectus has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. The Company was at the time of the filing of the Shelf Registration Statement eligible to use Form F-3. The Company is eligible to use Form F-3 under the Securities Act and it meets the transaction requirements with respect to the aggregate market value of securities being sold pursuant to this offering and during the twelve (12) months prior to this offering, as set forth in General Instruction I.B.5 of Form F-3. At the time the Shelf Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Shelf Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus and Prospectus Supplement (and any amendments or supplements thereto), at the time the Prospectus, Prospectus Supplement or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Capitalization. The authorized share capital of the Company is US$200,000 divided into 1,999,000,000 ordinary shares of a par value US$0.0001 each and 1,000,000 shares of such class or classes (however designated) as the board of directors of the Company (the “Board”) may determine in accordance with the memorandum and articles of association of the Company of a par value US$0.0001 each, in each case having the rights as determined by the Board in accordance with the Memorandum and Articles. Except for with respect to (i) an aggregate of 8,141,960 Ordinary Shares issued in connection with private placements conducted by the Company in April and May of 2023, (ii) 10,000,000 Ordinary Shares that may be issued in connection with the exercise of the warrant issued pursuant to that certain Subscription Agreement, dated as of May 13, 2021 (the “2021 SPA”), by and between LGN Holdings Limited and the Company and (iii) pursuant to Company Share Plans (as defined below), the Company has not issued any capital stock since its most recently filed periodic report under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and except as provided for in Section 5.8 of the 2021 SPA , are not subject to any rights of first refusal, preemptive or similar rights. “Company Share Plans” mean (a) the Company’s Share Option Scheme, initially adopted by the shareholders of the Company on 2 December 2017, as amended from time to time; (b) the Company’s 2020 Restricted Shares Plan, as amended from time to time, and (c) such other plans as may be adopted by the Company from time to time relating to the granting of awards as equity compensation.

(e) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the ADSs, will not (i) result in a violation of the Amended and Restated Memorandum and Articles of Association of the Company in effect as of the date of this Agreement, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement to which the Company is a party, or (iii) result in a violation of any law applicable to the Company or by which any property or asset thereof is bound, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a Material Adverse Effect on the ability of the Company to perform its obligations under the Transaction Documents to which it is a party.

(f) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filing with the SEC of the Prospectus Supplement, (ii) the notice required under Section 5.8 of the 2021 SPA, and (iii) such other required filing or notification under applicable securities laws regarding the issuance of the securities.

(g) Nasdaq Listing. The ADSs are registered pursuant to Section 12(b) of the Exchange Act and the ADSs are listed on The Nasdaq Stock Market. The issuance and sale of the ADSs under this Agreement and the transactions contemplated hereby do not contravene the rules and regulations of The Nasdaq Stock Market.

(h) SEC Documents; Financial Statements. Since the date of the Company’s most recent audited or reviewed financial statements contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (“Form 20-F”), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standard as issued by the International Accounting Standards Board, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

(i) Absence of Certain Changes. Since the date of the Company’s most recent audited or reviewed financial statements contained in the Form 20-F, except as disclosed in subsequent SEC Documents filed prior to the date hereof, there has been no event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, taken as a whole (a “Material Adverse Effect”) provided, that a Material Adverse Effect shall not include any effect or impact arising out of or attributable to (a) conditions or effects that generally affect the industry in which the Company operates (including legal and regulatory changes), (b) general economic conditions, (c) effects resulting from changes affecting equity or debt market conditions (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country), (d) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (e) effects arising from changes or proposed changes in law or IFRS, (f) the failure to meet any projections or forecasts, (g) acts or omissions constituting breaches of Purchasers’ obligations under this Agreement, and/or (h) changes in the Company’s stock price; provided, in respect of the events described in foregoing clauses (a), (b), (c), (d) and (e), that effects or impacts related thereto do not affect the Company or any of its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the same industry as them.

(j) No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to each Purchaser in accordance with the terms thereof.

3. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER. Each Purchaser hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Each Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by each Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which such Purchaser is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, and, assuming due authorization, execution and delivery by the Company and each other party thereto, will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. Each Purchaser is acquiring the ADSs as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such ADSs (this representation and warranty not limiting such Purchasers’ rights to sell the ADSs pursuant to the Shelf Registration Statement or otherwise in compliance with applicable federal and state securities laws). Each Purchaser is acquiring the ADSs hereunder in the ordinary course of its business.

(c) Experience of the Purchaser. Each Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the ADSs, and has so evaluated the merits and risks of such investment. Each Purchaser is able to bear the economic risk of an investment in the ADSs and, at the present time, is able to afford a complete loss of such investment.

(d) Access to Information. Each Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement and, subject to the Company’s need to comply with Regulation FD, has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the ADSs and the merits and risks of investing in the ADSs; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e) General Solicitation. No Purchaser is purchasing the ADSs as a result of any advertisement, article, notice or other communication regarding the ADSs published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to our knowledge, any other general solicitation or general advertisement.

(f) Adequacy of Funds. Each Purchaser has, and on the Closing Date each Purchaser shall have, adequate, unencumbered, freely-transferable cash held in United States dollars to pay its respective Purchase Price pursuant to Section 1.3.

4. REPRESENTATIONS AND WARRANTIES OF __________. _________hereby represents and warrants, as of the date hereof and as of the Closing Date to the Company that (i) _________has been granted all necessary power and authority by each Purchaser to execute and deliver this Agreement on behalf of each Purchaser and to initiate wire fund transfers in satisfaction of each Purchaser’s obligations hereunder and (ii) _________ has the necessary power and authority to perform its obligations as contemplated hereby.

5. CONFIDENTIALITY

(a) Each Purchaser, severally and not jointly, and _________, in its individual capacity, agrees that, until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6.16, each Purchaser and _________ will maintain the confidentiality of the existence and terms of this transaction (the “Confidential Information”), provided, however, that each party and its respective representatives may disclose such information to their respective affiliates, permitted assignees, financing sources, partners, shareholders, senior management, employees, professional advisors, agents in each case only where such persons are bound by appropriate non-disclosure obligations and have agreed to maintain the confidentiality of such information. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, (i) the Company expressly acknowledges that no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are publicly announced as described in Section 6.16, (ii) each Purchaser and _________shall not be in violation of this Section 5 if _________and/or such Purchaser is required to disclose Confidential Information in response to a valid order by a court or other governmental body or regulatory body, provided that (A) to the extent practicable and unless prohibited by law, such party provides the Company with prior written notice of such disclosure, (B) _________ and/or such Purchaser reasonably cooperates with the Company in Company’s seeking of confidential treatment, a protective order or other appropriate remedy regarding the Confidential Information and (C) _________ and/or such Purchaser discloses only that portion of such Confidential Information that they are required to disclose, all at Company’s written direction an entirely at Company’s expense, and (iii) each Purchaser’s and _________’s disclosure obligations under this Agreement with respect to the Confidential Information shall not apply to the extent such information was permitted to be disclosed by written authorization of the Company.

(b) Nothing herein shall restrict the Company from making required disclosure as reasonably necessary, including as required to satisfy its obligations pursuant to Section 5.8 of the 2021 SPA.

6. MISCELLANEOUS.

6.1 Further Assurances: Each Purchaser, _________ and the Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including ensuring the Company’s receipt of the Aggregate Purchase Price, the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits of, or any exemption by, all governmental authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, except as required by applicable law or with the prior written consent of the other party, each of the Purchasers, _________ and the Company will use reasonable best effort to avoid taking any action which, or failing to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth herein on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in herein not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the Closing Date, each party shall use commercially reasonable efforts to provide such information, and to execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters, provided that the Company agrees to keep any such information provided by any Purchaser confidential, except as required by the federal securities laws, rules or regulations, or as requested by the staff of the SEC or other regulatory authority, or to the extent such disclosure is required by other laws, rules or regulations, or any order of a governmental authority, provided the Company shall provide Purchaser an opportunity to review and Company shall in good faith reasonably consider any comments from _________ received reasonably in advance of the anticipated date of disclosure.

6.2 Termination. This Agreement may be terminated by the Company or any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated within ten (10) calendar days from the date hereof, provided, however, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to a party if such party’s breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of the failure of the Closing to occur on or before such date.

6.3 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all fees and expenses of the Depositary and its agent, as applicable, in connection with the issuance of the ADSs, including without limitation, any fee charged in connection with the settlement of the ADSs.

6.4 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Prospectus and the Prospectus Supplement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:00 p.m. (New York City time) on a business day (provided no rejection notice is received), (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.6 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

6.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Each Purchaser may assign any or all of its rights under this Agreement to any person to whom such Purchaser assigns or transfers any ADSs, provided that such transferee agrees in writing to be bound, with respect to the transferred ADSs, by the provisions of the Transaction Documents that apply to each Purchaser.

6.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

6.11 Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), in effect on the date of this Agreement. The seat of arbitration shall be New York City, New York. The number of arbitrators shall be three. The arbitrators shall be neutral and shall be appointed in accordance with the Commercial Arbitration Rules of the AAA. The arbitration proceedings shall be conducted in English. Except as may be required by law, neither a party nor the arbitrators may disclose the existence, content, or results of any arbitration without the prior written consent of the Company and the relevant Purchaser, unless to protect or pursue a legal right. If more than one arbitration is commenced under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrators selected in the first-filed proceeding shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrators.

6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

6.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.14 Remedies. The parties hereto acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, each party hereto shall be entitled to injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

6.15 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices, ADSs in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs and Ordinary Shares that occur after the date of this Agreement.

6.16 Disclosure of Transactions and Other Material Information. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) business day after the date of this Agreement, issue a press release (the “Press Release”) reasonably acceptable to _________ disclosing all the material terms of the transactions contemplated hereby. From and after the issuance of the Press Release, the Company shall have disclosed all material, nonpublic information delivered to _________ by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents (if any) in connection with the transactions contemplated by the Transaction Documents. Subject to the foregoing, and except for the filing of a Current Report on Form 6-K and the filing of the Prospectus Supplement, none of the Company, its subsidiaries, _________ or any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the consent of the other parties hereto; provided, however, that each of the Company and GenScript Biotech Corporation may make public disclosure with respect to such transactions as is required by applicable law and regulations, subject to the prior review of _________, and Company shall in good faith reasonably consider any comments from _________ received reasonably in advance of the anticipated date of disclosure. Without the prior written consent of any applicable Purchaser, the Company shall not (and shall cause each of its subsidiaries and affiliates to not) disclose the name of such Purchaser or _________ in any filing, announcement, release or otherwise, except (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the SEC and (b) to the extent such disclosure is required by law or Nasdaq regulations, in which case the Company shall provide the applicable Purchasers with prior notice of such disclosure permitted hereunder.

6.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company acknowledges that the Purchasers are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Purchaser to purchase the ADSs pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with such Purchaser making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring such Purchaser’s investment in the ADSs or enforcing its rights under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE COMPANY:

LEGEND BIOTECH CORPORATION

By:
Name:	Dr. Ying Huang
Title:	Chief Executive Officer

Address for Notice:
2101 Cottontail Lane
Somerset, NJ 08873
Attention Marc L. Harrison
Email: [***]

With a copy (for informational purposes only) to:
Cooley LLP
11951 Freedom Drive
14th Floor
Reston, Virginia 20190-5656
Attention: Mark Ballantyne
Email: [***]

[SIGNATURE PAGE TO LEGEND BIOTECH SECURITIES PURCHASE AGREEMENT]

___________, in its individual capacity and solely with respect to Sections 1.3, 4, 5, 6.1 and 6.16 hereof

By:

Name:

Title:

Address for Notice:

Email:

[SIGNATURE PAGE TO LEGEND BIOTECH SECURITIES PURCHASE AGREEMENT]

EACH OF THE PURCHASERS SET FORTH IN SCHEDULE A HERETO, SEVERALLY AND NOT JOINTLY

By: ____________________, as investment adviser
or investment subadviser, as applicable

By:

Name:

Title:

Address for Notice for each Purchaser:

c/o

Email:

[SIGNATURE PAGE TO LEGEND BIOTECH SECURITIES PURCHASE AGREEMENT]

Schedule A

Schedule of Purchasers